Exhibit (c)(8) Discussion Materials Project Anchor September 27, 2022 STRICTLY PRIVATE AND CONFIDENTIAL

Morgan Stanley

Preliminary Overview of Consortium Proposal

- US$15.50 / share offer price based on Consortium proposal received on September 26, 2022

	EBITDA	
	Consensus	Management
2022	1,114	1,098
2023	1,236	1,416

$MM, unless otherwise stated

	Unaffected Share Price (as of Aug 4, 2022)	Aug 4, 2022 Consortium Proposal	Current Consortium Proposal	Current Share Price (as of Sep 26, 2022)
Share / Offer Price	$11.57	$14.45	$15.50	$13.95
% Prem. (Disc.) to Unaffected Price (8/4/22)	--	24.9%	34.0%	20.6%
% Prem. (Disc.) to 30-day VWAP [1]	6.6%	33.2%	42.8%	28.5%
% Prem. (Disc.) to 90-day VWAP [1]	(7.6%)	15.4%	23.8%	11.4%
% Prem. (Disc.) to 52 Week High of $16.32 [1][2]	(29.1%)	(11.5%)	(5.0%)	(14.5%)
FDSO [3]	286	287	287	287
Implied Equity Value	**$3,311**	**$4,147**	**$4,455**	**$4,000**
(-) Cash [4]	(401)	(401)	(401)	(401)
(+) Total Debt (Excl. Operating Leases) [4]	5,714	5,714	5,714	5,714
Net Debt	**$5,314**	**$5,314**	**$5,314**	**$5,314**
(+) Preferred Equity [4]	803	803	803	803
Implied Aggregate Value	**$9,427**	**$10,263**	**$10,572**	**$10,117**
AV / EBITDA				
LTM Adjusted EBITDA of $1,162MM	8.1x	8.8x	9.1x	8.7x
2022E Consensus EBITDA of $1,114MM [5]	8.5x	9.2x	9.5x	9.1x
2023E Consensus EBITDA of $1,236MM [5]	7.6x	8.3x	8.6x	8.2x

Source: Company Filings, Management Forecast as of August 2022, Capital IQ as of September 26, 2022, Bloomberg

Notes:

1. Based on market data as of unaffected date (August 4, 2022)
2. Based on 52-week closing price range
3. Includes 282MM basic shares outstanding, 3.1MM RSU, 0.5MM PSUs, 8.0MM outstanding options and other dilutive securities as provided by Anchor management on August 19, 2022. Assumes no dilution from exchangeable notes from $13.01 to $17.85 due to hedging from associated capped call; for share prices above $17.85, assumes additional dilution from exchangeable notes due to net share settlement
4. Cash, total debt and preferred equity balances as of June 30, 2022, per Company filings
5. Per Capital IQ as of September 26, 2022

PROJECT ANCHOR

PRELIMINARY AND CONFIDENTIAL DRAFT

2

Share Price Performance of Container Lessor Peers Performance Since The Unaffected Date Indexed to 100 as of 8/4/2022 140 130 $13.95 120 20.6% 110 $11.57 100 (6.0%) 90 (17.4%) (19.8%) 80 (19.9%) (23.7%) 70 04-Aug 09-Aug 14-Aug 19-Aug 24-Aug 29-Aug 03-Sep 08-Sep 13-Sep 18-Sep 23-Sep 26-Sep Anchor Costamare Danaos Global Ship Lease SFL Corporation Container Lessor Average Source: Capital IQ as of September 26, 2022 PROJECT ANCHOR PRELIMINARY AND CONFIDENTIAL DRAFT 3

2022 YTD Container Shipping Rates Rate / Day, $ 3,500 TEU 4,400 TEU 9,000 TEU 2022 YTD 6-12 Month Time Charter Rates Today 47,500 55,000 115,000 Rate / Day, $ (1) Average 100,066 115,303 165,487 (1) Max 106,000 121,500 170,000 180,000 160,000 140,000 120,000 115,000 (26%) 100,000 80,000 60,000 55,000 (48%) 47,500 (50%) 40,000 Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 9,000 TEU 4,400 TEU 3,500 TEU Source: Clarkson’s data pulled as of September 26, 2022; latest available data as of September 23, 2022 Notes: 1. Represents the max/average from January 1, 2022 to September 23, 2022 PROJECT ANCHOR PRELIMINARY AND CONFIDENTIAL DRAFT 4

Seaspan Peer Trading Multiples (1) AV / NTM EBITDA Last 10 Years; x (2) 15.0x AV / NTM EBITDA Performance Over Time Cont. Other Average Anchor Lessors Lessors 10Y 8.3x 7.9x 8.9x 5Y 7.5x 6.9x 8.7x 12.0x 3Y 7.6x 5.9x 8.9x As of (3) 7.8x 4.3x 10.2x Unaffected (3) 9.9x Current 8.4x 4.0x 9.9x Change 0.6x (0.3x) (0.3x) 9.0x Since 8% (8%) (3%) Unaffected 8.4x 6.0x 4.0x 3.0x 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 C A ont nchor ainership Les Cont sor aisnership Les Ostor her s LessorO s ther Lessor As nchor Source: Capital IQ, Thomson Consensus Estimates Notes: 1. Market data as of September 26, 2022. Containership Lessors include Costamare, Danaos, Global Ship Lease, and SFL Corporation; Other Lessors include Aercap, GATX, Triton, and Textainer; Triton data shown post listing on July 12, 2017. 2. Represents 10-year, 5-year, and 3-year average of the median over the period prior to August 4, 2022 (Anchor’s unaffected trading date) 3. Unaffected date of August 4, 2022; today’s market data as of September 26, 2022 PROJECT ANCHOR PRELIMINARY AND CONFIDENTIAL DRAFT 5

APR Peer Trading Multiples (1) AV / NTM EBITDA Last 10 Years; x (2) 15.0x AV / NTM EBITDA Performance Over Time Specialty General Average Anchor Rental Rental 10Y 8.3x 8.1x 5.8x 5Y 7.5x 9.5x 5.7x 12.0x 3Y 7.6x 9.8x 5.8x As of (3) 7.8x 10.5x 5.2x Unaffected 10.4x (3) Current 8.4x 10.4x 4.6x Change 0.6x (0.1x) (0.6x) 9.0x Since 8% (1%) (12%) Unaffected 8.4x 6.0x 4.6x 3.0x 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 Anchor SpecialS ty pecialty RG ent ener al al Gener Anal chor Rental Source: Capital IQ, Thomson Consensus Estimates Notes: 1. Market data as of September 26, 2022. Specialty Rental includes WillScot Mobile and McGrath Rental; General Rental includes United Rentals, Ashtead Group, H&E Equipment, and Herc Holdings; Herc Holdings data shown post listing on July 1, 2016, WillScot Mobile data shown post listing on November 30, 2018. Anchor data as of August 4, 2022, reflecting the unaffected trading day before the proposed takeover 2. Represents 10-year, 5-year, and 3-year average of the median over the period prior to August 4, 2022 (Anchor’s unaffected trading date) 3. Unaffected date of August 4, 2022; today’s market data as of September 26, 2022 PROJECT ANCHOR PRELIMINARY AND CONFIDENTIAL DRAFT 6

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